UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                            ------------------------

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 27, 2004
                                                   -----------------

                          GVI SECURITY SOLUTIONS, INC.
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             (Exact name of registrant as specified in its charter)


          Delaware                    000-21295                  77-0436410
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(State or other jurisdiction         (Commission             (I.R.S. Employer
     of incorporation)               File Number)         Identification Number)


           2801 Trade Center Drive, Suite 120, Carrollton, Texas 75007
          -------------------------------------------------------------
               (Address of principal executive office)       (Zip Code)


       Registrant's telephone number, including area code: (972) 245-7353
                                                           --------------


       Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR
    230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CFR 240.13c-4(c))

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ITEM 3.02   UNREGISTERED SALE OF EQUITY SECURITIES.

                  On December 27, 2004, the Company completed a private placement of approximately 22,620,000 shares of common stock at a price of $1.50 per share, for aggregate gross consideration of $33.9 million. C.E. Unterberg, Towbin LLC acted as the financial advisor for the Company in the private placement and was paid a cash fee equal to seven percent of the gross proceeds from the private placement, plus its legal costs and expenses. Net cash proceeds were approximately $31.5 million, after compensation to the financial advisor and payment of the financial advisor's expenses in the placement.

                  Approximately $4.7 million of the proceeds will be used to repay borrowings from Laurus Master Fund under a revolving promissory note, and $1.15 million of the proceeds were used to repay notes sold to affiliates of the Company in a bridge financing completed in October 2004, which notes automatically became due upon the closing of the private placement. The holders of $600,000 in principal amount of these notes reinvested such amount in the private placement. The Company is obligated to use an additional $10 million of the net proceeds to repurchase 6,666,667 shares of common stock from William A. Teitelbaum, a stockholder of the Company, pursuant to a Settlement Agreement between the Company and Mr. Teitelbaum entered into in October 2004. The balance of the net proceeds will be used primarily for working capital, general corporate purposes and acquisitions.

                  Upon completion of the private placement, as of December 27, 2004, there were issued and outstanding 55,679,613 shares of the Company's common stock, and warrants, convertible notes, options to purchase, and other commitments to issue, an aggregate of approximately 20,460,000 additional shares of the Company's common stock, together exceeding the total of 75,000,000 shares of the Company's authorized common stock. The Company's directors have agreed to suspend their rights to exercise options to purchase an aggregate of 2,400,000 shares of common stock until such time as the Company has available for issuance a sufficient number of unissued shares of authorized common stock so as to permit the conversion and exercise, as applicable, of all convertible securities of the Company. This is expected to occur in January 2005 upon the repurchase of 6,666,667 shares of common stock from Mr. Teitelbaum pursuant to the Settlement Agreement referred to above.

                  The common stock issued in the private placement was sold to persons the Company reasonably believes are accredited investors, without public solicitation or advertising, and the certificates issued for the common stock issued in the private placement were endorsed with an appropriate restrictive legend.

                  The Company has agreed to file a registration statement on or before January 26, 2005 to register under the Securities Act the resale of the shares of common stock issued in the private placement.

                  As a result of the closing of the private placement, the Company issued warrants to purchase an aggregate of 766,666 shares of common stock at a price of $1.50 per share to the investors in the Company's October 2004 bridge financing, in accordance with the Company's obligations under such financing.


ITEM 9.01.  FINANCIAL STATEMENTS AND EXHIBITS.

(c)     Exhibits.

Exhibit 4.1 Security Purchase Agreement, dated as of December 21, 2004, by and among GVI Security Solutions, Inc. and the Purchasers listed on Schedule A thereto.

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                                   SIGNATURES


                  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  December 27, 2004

                                          GVI SECURITY SOLUTIONS, INC.


                                          By: /s/ Nazzareno E. Paciotti
                                              ----------------------------------
                                              Name:  Nazzareno Paciotti
                                              Title: Chief Executive Officer and
                                              Chief Financial Officer

                                  EXHIBIT INDEX

No.               Description

Exhibit 4.1 Security Purchase Agreement, dated as of December 21, 2004, by and among GVI Security Solutions, Inc. and the Purchasers listed on Schedule A thereto.